UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 8, 2021

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55167	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	OTCQB

Item 5.03.	Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year

The Board of Directors (the “Board”) of PetVivo Holdings, Inc. (“Company”) approved Amended and Restated Bylaws of the Company (as amended and restated, the “Amended Bylaws”), effective as of July 8, 2021. The Amended Bylaws include the following amendments:

Advance Notice Provision. A provision has been added clarifying an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our Board.

Stockholder Meetings. Our Amended Bylaws do not permit stockholders to call a special meeting of stockholders. Rather, only our (i) Board of Directors or (ii) our Chief Executive Officer (or in the absence of a Chief Executive Officer, the President) of the Corporation. This provision may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting.

Telephonic and Electronic Meetings. A provision has been added explicitly permitting stockholders to participate in a meeting of the stockholders through electronic communications, videoconferencing or other available technology, provided the Company takes reasonable measures to verify stockholder identity and ensure stockholder opportunities to vote and participate.

Voting by Proxy. A provision has been added to expand upon and detail the stockholders ability to vote by proxy.

Election of Directors. The Amended Bylaws provide that a majority of directors then in office may fill any vacancy occurring on our board of directors, even though less than a quorum may then be in office.

Removal of Directors. The Amended Bylaws provide, that except in certain cases for directors elected by the holders of any series of preferred stock, a director may be removed only by the affirmative vote of two-thirds or more of the combined voting power of the then issued and outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Directors Compensation. The provision permitting compensation to be paid to the Board has been amended to permit the directors to be paid a salary in the discretion of the Board, (in addition to or in lieu of any other compensation), for serving as a director or for services in any capacity to the Company.

Committees. A provision has been added permitting the Board to designate one or more committees, each consisting of one or more directors, with the power and duties as authorized by the Board.

Stock Certificates. The provisions governing capital stock have been expanded to address procedures for (1) issuing certificated and uncertificated chares, (2) replacing lost, stolen, or destroyed certificates, and (3) transferring shares.

Officers. The description of officers has been generally updated to reflect current roles, and sections have been added to describe the duties of a Chief Executive Officer and Chief Financial Officer.

Indemnification. The indemnification provision has been expanded to address indemnification procedures, advancement of expenses and maintaining insurance. Subject to certain exclusions and limitations, the Amended Bylaws provide for mandatory indemnification to the fullest extent permitted by the Nevada Corporations Act for directors and officers of the Company (both current and former), or any person serving at the Company’s request, against expenses, judgements, fines, and settlements. The Amended Bylaws also allow the Company to obtain insurance or other financial arrangements on behalf of any indemnitee. The indemnification rights provided by the Amended Bylaws are not exclusive of any other indemnification such indemnitees may receive, whether conferred by statute, agreement, the Articles of Incorporation, or otherwise.

The foregoing summary of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws, a copy of which is attached to this report as Exhibit 3.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of PetVivo Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: July 12, 2021	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer